Exhibit 99.1

For immediate release	November 16, 2022

Crown Crafts Reports Fiscal 2023 Second Quarter Results

●	Improved year-to-date gross profit of 30.8% of net sales
●	Balance sheet remains strong
●	Board declares a quarterly dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the second quarter of fiscal year 2023, which ended October 2, 2022.

“Due to our strong relationships with customers and diligent efforts to control costs, Crown Crafts remained solidly profitable in the second quarter despite the expected macroeconomic challenges related to inflation and excess inventories at retailers,” said Olivia W. Elliott, President and Chief Executive Officer of the Company. “Our balance sheet remains strong, and we believe we are well-positioned to withstand the current headwinds and take advantage of future growth opportunities when the markets return to more normal conditions.”

Financial Results

Net income for the second quarter of fiscal 2023 was $2.0 million, or $0.20 per diluted share, on net sales of $18.7 million, compared with net income of $2.4 million, or $0.24 per diluted share, on net sales of $20.2 million for the second quarter of fiscal 2022. Gross profit for the current-year quarter was 29.1% of net sales, down from 30.0% of net sales in the prior-year quarter.

For the six-month fiscal period, net income was $3.5 million, or $0.34 per diluted share, on net sales of $34.4 million, compared with net income of $5.1 million, or $0.50 per diluted share, on net sales of $38.9 million for the first six months of fiscal 2022. Gross profit for the first six months of fiscal 2023 was 30.8% of net sales, up from 27.5% of net sales in the prior-year period. Fiscal 2022 net income was impacted favorably by a pre- and post-tax $1,985,000 gain on extinguishment of debt related to the forgiveness of the Company’s Paycheck Protection Program Loan (the “PPP Loan”). The prior year also included net sales and a net loss of $639,000 and $795,000, respectively, associated with the Carousel Designs business, which ceased operations in May 2021.

Excluding the impact of the PPP Loan and Carousel from the prior-year six-month period, prior-year net sales, gross margin percentage, net income and diluted earnings per share would have been $38.3 million, 29.8%, $3.9 million and $0.38, respectively.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on January 6, 2023, to stockholders of record at the close of business on December 16, 2022. “The Board remains confident in the long-term strength of our business as we continue to pursue our growth strategy, which includes expanding our product offerings and making further investments in the Company while maintaining our commitment to reducing operating costs,” Elliott said.

Conference Call

The Company will host a teleconference today at 10:00 a.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Standard Time on February 16, 2023. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 7770904.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs, toys and disposable products. The Company operates through its two wholly-owned subsidiaries, NoJo Baby & Kids, Inc. and Sassy Baby, Inc., which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Craig J. Demarest

Vice President and Chief Financial Officer

(225) 647-9118

cdemarest@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended
	October 2, 2022	September 26, 2021	October 2, 2022	September 26, 2021
Net sales	$18,726	$20,220	$34,436	$38,932
Gross profit	5,446	6,068	10,599	10,724
Gross profit percentage	29.1%	30.0%	30.8%	27.5%
Income from operations	2,710	2,904	4,450	4,194
Gain on extinguishment of debt	-	-	-	1,985
Income before income tax expense	2,711	2,978	4,611	6,252
Income tax expense	671	592	1,137	1,201
Net income	2,040	2,386	3,474	5,051
Basic and diluted earnings per share	$0.20	$0.24	$0.34	$0.50

Weighted Average Shares Outstanding:
Basic	10,094	10,053	10,085	10,028
Diluted	10,116	10,094	10,107	10,071

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	October 2, 2022
	(Unaudited)	April 3, 2022
Cash and cash equivalents	$2,342	$1,598
Accounts receivable, net of allowances	17,583	23,226
Inventories	27,735	20,653
Total current assets	48,803	46,508
Operating lease right of use assets	1,729	2,423
Finite-lived intangible assets - net	2,413	2,654
Goodwill	7,125	7,125
Total assets	$61,432	$60,155

Total current liabilities	10,686	11,786
Operating lease liabilities, noncurrent	506	809

Shareholders’ equity	48,160	45,801
Total liabilities and shareholders’ equity	$61,432	$60,155